Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

FOURTH QUARTER 2012 RESULTS

NEW YORK, February 28, 2013 - Ambac Financial Group, Inc. (“Ambac”) today announced a fourth quarter 2012 net profit of $143.6 million, or a net profit of $0.47 per share. This compares to a fourth quarter 2011 net loss of $963.2 million, or a net loss of $3.18 per share. Relative to fourth quarter 2011, the improved fourth quarter 2012 results were primarily driven by lower loss and loss expenses and higher income on variable interest entities (“VIEs”), partially offset by fair value losses on credit derivatives.

Fourth Quarter 2012 Summary

Relative to the fourth quarter of 2011,

  Net premiums earned declined $9.3 million to $103.5 million
  Net investment income increased $0.9 million to $92.9 million
  Other than temporary impairment losses decreased $33.4 million to $0.2 million
  Net change in the fair value of credit derivatives decreased $50.2 million to a loss of $22.0 million
  Derivative product losses decreased $8.6 million to $11.9 million
  Income on VIEs increased $266.5 million to $0.9 million
  Loss and loss expenses decreased $840.4 million to a net benefit of $36.7 million
  Operating and interest expense decreased $9.6 million to $58.9 million

As of December 31, 2012, unrestricted cash, short-term securities and bonds at Ambac, the holding company, totaled $30.4 million, a decline of $1.1 million from September 30, 2012.

Financial Results

Net Premiums Earned

Net premiums earned for the fourth quarter of 2012 were $103.5 million, down 8% from $112.8 million earned in the fourth quarter of 2011. Net premiums earned include accelerated premiums, resulting from calls and other policy accelerations recognized during the quarter. Accelerated premiums were $41.6 million in the fourth quarter of 2012, up 38% from $30.2 million in the fourth quarter of 2011. The increase in accelerated premiums was primarily driven by a high volume of bond calls due to the low level of interest rates, particularly with respect to certain transportation credits, in addition to accelerations resulting from the early termination of certain structured finance policies. Normal net premiums earned, which exclude accelerated premiums, were $61.9 million in the fourth quarter of 2012, down 25% from $82.7 million in the fourth quarter of 2011. The decline in normal net premiums earned was primarily due to the continued run-off of the insured portfolio and write-downs of premium receivables on an impaired transaction.

Net Investment Income

For the consolidated investment portfolio, net investment income for the fourth quarter of 2012 was $92.9 million, an increase of 1% from $92.0 million earned in the fourth quarter of 2011.

Financial Guarantee net investment income increased 6% to $89.7 million from $84.9 million which was largely attributable to the greater percentage of holdings in higher yielding residential mortgage backed securities (“RMBS”) insured by Ambac Assurance Corporation (“Ambac Assurance”). The amortized cost of the Financial Guarantee long term investment portfolio declined by approximately $191.5 million since December 31, 2011, as the collection of installment premiums, and coupon receipts on invested assets were offset by claims payments, including the resumption of partial claim payments on Segregated Account policies, commutation payments, and the repurchase of surplus notes in the second quarter of 2012.

Financial Services investment income for the three months ended December 31, 2012 was $3.2 million compared to $7.0 million for the fourth quarter of 2011. The decline in Financial Services investment income was driven primarily by sales of securities to fund the partial repayment of intercompany loans and investment agreements.

Net Other-Than-Temporary Impairments

Net other-than-temporary impairments of invested assets recognized in earnings declined to $0.2 million for the three months ended December 31, 2012, from $33.7 million for the three months ended December 31, 2011. Impairment charges in both periods were related to investments in RMBS, including those guaranteed by Ambac Assurance.

Net Change in Fair Value of Credit Derivatives

The net change in fair value of credit derivatives was a loss of $22.0 million for the three months ended December 31, 2012, compared to a gain of $28.1 million for the three months ended December 31, 2011. The 2012 fourth quarter loss resulted from a negative change in the Ambac Assurance credit valuation adjustment (“CVA”), reflecting the higher value of Ambac obligations observed in the market. The adverse impact of the Ambac CVA in the fourth quarter of 2012 was partially offset by Credit Default Swap (“CDS”) fees received, increases in certain reference obligation prices, and gains associated with the runoff of the portfolio. The gain for fourth quarter of 2011 was primarily driven by CDS fees received, the impact of increases in certain reference obligation prices, and gains associated with the runoff of the portfolio.

Derivative Products

For the fourth quarter of 2012, the derivative products business produced a net loss of $11.9 million compared to a net loss of $20.5 million for the fourth quarter of 2011. The derivative products portfolio has been positioned to record gains in a rising interest rate environment in order to provide a hedge against the impact of rising rates on certain exposures within the financial guarantee insurance portfolio. The net loss for the fourth quarter of 2012 was primarily driven by mark-to-market losses resulting from the negative change in the Ambac CVA, partially offset by gains attributable to rising interest rates during the period. Derivative product losses incurred during the fourth quarter of 2011 were primarily the result of mark-to-market movements in the portfolio caused by declining interest rates during the period.

Income (Loss) on Variable Interest Entities

Income on variable interest entities for the three months ended December 31, 2012 was $0.9 million compared to a loss of $265.6 million for the three month period ending December 31, 2011. The 2012 fourth quarter gain was the result of positive changes in the fair value of net assets of consolidated VIEs during the period, while the 2011 fourth quarter loss was primarily attributable to the net impact of deconsolidating a credit impaired transaction in December 2011.

Financial Guarantee Loss Reserves

Loss and loss expenses for the fourth quarter of 2012 were a net benefit of $36.7 million compared to a net loss of $803.6 million for the fourth quarter of 2011. The net benefit for the three months ended December 31, 2012 was driven by lower estimated losses for first lien RMBS and certain student loan transactions, partially offset by an increase in loss estimates for second lien RMBS, and certain Ambac U.K. credits.

Loss and loss expenses paid, including commutations, net of recoveries and reinsurance from all policies, amounted to $346.5 million during the fourth quarter of 2012. The amount of actual claims paid during the period was impacted by the claims payment moratorium imposed on March 24, 2010 as part of the Segregated Account rehabilitation proceedings. On September 20, 2012, in accordance with certain rules published by the rehabilitator of the Segregated Account (the “Policy Claim Rules”), the Segregated Account commenced paying 25% of each permitted policy claim that arose since the commencement of the claims payment moratorium. Claims permitted in accordance with the Policy Claim Rules in the fourth quarter of 2012 were $1.5 billion, including $1.1 billion of claims related to the moratorium period. At December 31, 2012, a total of $3.4 billion of presented claims remain unpaid because of the Segregated Account rehabilitation proceedings and related court orders.

Loss reserves (gross of reinsurance, net of subrogation recoveries, and excluding loss adjustment expenses) as of December 31, 2012 were $6.0 billion, down 6% from $6.4 billion at September 30, 2012, while loss reserves specifically relating to RMBS insurance exposures, including unpaid claims, declined 9% to $3.6 billion at December 31, 2012 from $3.9 billion at September 30, 2012. RMBS reserves as of December 31, 2012, are net of $2.5 billion of estimated representation and warranty breach remediation recoveries, down 6% from $2.7 billion reported as of September 30, 2012. Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of representations and warranties and fraud related to various RMBS transactions.

Expenses

Underwriting and operating expenses for the three months ended December 31, 2012 were flat at $35.6 million, as compared to $35.4 million for the three months ended December 31, 2011. Underwriting and operating expenses for the three months ended December 31, 2012 were driven by lower consulting costs, legal fees, and compensation costs, offset by an increase in the amortization of deferred acquisition costs. Interest expense was $23.4 million during the fourth quarter of 2012 versus $33.1 million in the fourth quarter of 2011. The decrease in interest expense during the fourth quarter of 2012 was primarily attributable to the lower par amount of surplus notes outstanding following the exercise of certain call options on surplus notes in June 2012, and lower investment agreement liabilities outstanding during the period.

Reorganization Items, Net

For purposes of presenting an entity’s financial evolution during a Chapter 11 reorganization, the financial statements for periods including and after filing the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Reorganization items during the three months ended December 31, 2012 were $2.7 million as compared to $10.1 million for the three months ending December 31, 2011. The decrease was due to lower professional fees incurred following the confirmation of the bankruptcy plan of reorganization in March 2012.

Balance Sheet and Liquidity

Total assets increased during the fourth quarter of 2012 to $27.0 billion from $26.9 billion at September 30, 2012. The increase in total assets was due to an increase in VIE assets to $17.8 billion from $17.4 billion, partially offset by declines in the consolidated non-VIE investment portfolio to $6.3 billion from $6.4 billion and premium receivables to $1.6 billion from $1.8 billion.

During the fourth quarter of 2012, the fair value of the financial guarantee non-VIE investment portfolio increased by $77 million to $5.9 billion, as of December 31, 2012. The portfolio consists primarily of high quality municipal and corporate bonds, asset backed securities, U.S. Treasuries, Agency RMBS, as well as non-agency RMBS, including Ambac Assurance guaranteed RMBS. The increase in fair value between periods reflects higher valuations, particularly with respect to Ambac Assurance guaranteed RMBS, partially offset by the use of assets to fund the partial payment of Segregated Account permitted policy claims. The fair value of the financial services investment portfolio declined $186 million to $383 million during the fourth quarter.

Liabilities subject to compromise totaled approximately $1.7 billion at December 31, 2012. The amount of liabilities subject to compromise represents Ambac’s estimate of known or potential pre-petition claims to be addressed in connection with the Chapter 11 reorganization. As of December 31, 2012, liabilities subject to compromise consist of the following (in thousands):

Debt obligations and accrued interest payable	$1,690,312
Other	14,592
Consolidated liabilities subject to compromise	$1,704.904

Overview of Ambac Assurance Statutory Results

During the fourth quarter of 2012, Ambac Assurance generated statutory net income of $45.6 million. Fourth quarter 2012 results were primarily attributable to premiums earned of $125.4 million, and net investment income of $108.1 million, partially offset by impairment on securities held of $46.3 million, net loss and loss expenses of $90.0 million, and $29.5 million of impairment losses relating to the guarantee of subsidiary liabilities. As of December 31, 2012, Ambac Assurance reported policyholder surplus of $100.0 million, unchanged from September 30, 2012. Pursuant to a prescribed accounting practice, the results of the Segregated Account are not included in Ambac Assurance’s financial statements if Ambac Assurance’s surplus is (or would be) less than $100.0 million. As of December 31, 2012, Ambac Assurance’s General Account did not assume $163.7 million of the Segregated Account insurance liabilities under the Segregated Account reinsurance agreement, down from $296.0 million as of September 30, 2012. The Segregated Account reported statutory policyholder surplus of ($61.8) million as of December 31, 2012, up from ($193.7) million as of September 30, 2012.

Ambac Assurance’s claims-paying resources amounted to approximately $5.5 billion as of December 31, 2012, down approximately $0.1 billion from $5.6 billion at September 30, 2012. This excludes Ambac Assurance UK Limited’s claims-paying resources of approximately $1.0 billion. The decrease in claims paying resources was primarily attributable to loss payments, including 25% partial payments on Segregated Account policy claims.

About Ambac

Ambac filed for a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”) on November 8, 2010. The Bankruptcy Court entered an order confirming Ambac’s plan of reorganization on March 14, 2012. However, Ambac is not currently able to estimate when it will be able to consummate such plan. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, Ambac will continue to operate in the ordinary course of business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Currently, Ambac’s common stock trades in the over-the-counter market under ticker symbol ABKFQ. Upon consummation of the plan of reorganization, Ambac’s existing common stock will be cancelled and extinguished and the holders thereof will not be entitled to receive, and will not retain, any property or interest on account of such common stock.

Holders of Ambac’s common stock, debt securities or other claims subject to the Chapter 11 proceeding are restricted as to the amount of such securities or other claims that they may hold. On September 27, 2012, the Bankruptcy Court entered an order (the “NOL Order”), amending and restating an order entered on November 30, 2010, establishing procedures for certain transfers or acquisitions of equity interests in and claims (including debt securities) against Ambac to maximize the possibility that the "ownership change" (as defined under Section 382 of the Internal Revenue Code of 1986, as amended (an “Ownership Change”)) that will occur upon consummation of Ambac’s plan of reorganization will qualify for the special exception to the limitations under Section 382(a) for Ownership Changes occurring as a result of a bankruptcy plan of reorganization (the “Section 382(l)(5) Plan Exception”). Ambac's ability to use its net operating loss carry-forwards (“NOLs”) could be substantially limited if there were an Ownership Change that does not qualify for the Section 382(l)(5) Plan Exception. The NOL Order generally restricts investors from acquiring Ambac stock if after any such acquisition a holder would beneficially own at least 13,500,000 shares of Ambac stock. The NOL Order also generally restricts investors from transferring or acquiring claims (including debt securities) if after any such transfer or acquisition a holder would beneficially own claims that could result in such holder receiving stock in reorganized Ambac pursuant to the terms of the plan of reorganization with a value equal to or greater than 4.5% of the value of the stock of reorganized Ambac. A holder would reach that threshold with ownership of $56,929,773 of senior debt securities or any combination of debt securities and other claims that could result in such holder receiving stock in reorganized Ambac pursuant to the terms of the plan of reorganization with a value equal to or greater than 4.5% of the value of the stock of reorganized Ambac. Holders are encouraged to review the NOL Order for more information.

Pursuant to the NOL Order, Ambac may obtain one or more orders from the Bankruptcy Court to enforce these restrictions by requiring investors to sell their stock or claims so that their holdings comply with the limitations imposed by the NOL Order. The NOL Order also contains equity forfeiture provisions that will limit stock distributions to be made upon effectiveness of the plan of reorganization to any claimholder that fails to adhere to the NOL Order and the restrictions prescribed therein. The Bankruptcy Court will retain jurisdiction to enforce the NOL Order after Ambac emerges from its Chapter 11 proceeding. Furthermore, the Certificate of Incorporation of Ambac that will take effect upon emergence contains similar provisions restricting stock transfers to mitigate the possibility of a future Ownership Change.

Additional information regarding Ambac can be found on Ambac’s website at www.ambac.com.

Forward-Looking Statements

This press release contains statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on Ambac management’s current belief or opinions.  Ambac’s actual results may differ materially, and reported results should not be considered as an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011, and our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which are available on the Ambac website at www.ambac.com and at the SEC's website, www.sec.gov.  Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2012.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made.  Ambac does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made unless required by law.

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2012 and December 31, 2011
(Dollars in Thousands Except Share Data)

	December 31, 2012	December 31, 2011
Assets
Investments:
Fixed income securities, at fair value
(amortized cost of $4,751,824 2012 and $5,346,897 in 2011)	$5,402,395	$5,830,289
Fixed income securities pledged as collateral, at fair value
(amortized cost of $265,517 in 2012 and $261,958 in 2011)	265,779	263,530
Short-term investments, at fair value (amortized of $661,219 in 2012 and $783,015 in 2011)	661,658	783,071
Other (approximates fair value)	100	100
Total investments	6,329,932	6,876,990
Cash	43,837	15,999
Restricted cash	-	2,500
Receivable for securities	761	38,164
Investment income due and accrued	39,742	45,328
Premium receivables	1,620,621	2,028,479
Reinsurance recoverable on paid and unpaid losses	159,086	159,902
Deferred ceded premium	177,893	221,303
Subrogation recoverable	497,346	659,810
Deferred acquisition costs	199,160	223,510
Loans	9,203	18,996
Derivative assets	48,005	175,207
Other assets	39,715	104,300
Variable interest entity assets:
Fixed income securities, at fair value	2,261,294	2,199,338
Restricted cash	2,290	2,140
Investment income due and accrued	4,101	4,032
Loans	15,568,711	14,329,515
Other assets	5,467	8,182
Total assets	$27,007,164	$27,113,695
Liabilities and Stockholders' Deficit
Liabilities:
Liabilities subject to compromise	$1,704,904	$1,707,421
Unearned premiums	2,778,401	3,457,157
Losses and loss expense reserve	6,619,486	7,044,070
Ceded premiums payable	94,527	115,555
Obligations under investment agreements	356,091	523,046
Obligations under investment repurchase agreements	5,926	23,500
Deferred taxes	1,586	-
Current taxes	96,778	95,709
Long-term debt	150,170	223,601
Accrued interest payable	228,835	170,169
Derivative liabilities	453,214	414,508
Other liabilities	102,488	107,441
Payable for securities purchased	25	1,665
Variable interest entity liabilities:
Accrued interest payable	3,618	3,490
Long-term debt	15,436,008	14,288,540
Derivative liabilities	2,221,781	2,087,052
Other liabilities	293	304
Total liabilities	30,254,131	30,263,228
Stockholders' deficit:
Preferred stock	-	-
Common stock	3,080	3,080
Additional paid-in capital	2,172,027	2,172,027
Accumulated other comprehensive income	625,385	463,259
Accumulated deficit	(6,297,264)	(6,039,922)
Common stock held in treasury at cost	(410,755)	(411,419)
Total Ambac Financial Group, Inc. stockholders' deficit	(3,907,527)	(3,812,975)
Non-controlling interest	660,560	663,442
Total stockholders' deficit	(3,246,967)	(3,149,533)
Total liabilities and stockholders' deficit	$27,007,164	$27,113,695
Number of shares outstanding (net of treasury shares)	302,436,107	302,428,811

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
For the Three Months and Years Ended December 31, 2012 and 2011
(Dollars in Thousands Except Share Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Net premiums earned	$103,538	$112,845	$414,604	$405,970
Net investment income	92,871	91,990	382,902	354,796
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(1,355)	(51,179)	(15,659)	(90,356)
Portion of loss recognized in other comprehensive income	1,118	17,514	9,669	26,513
Net other-than temporary impairment losses recognized in earnings	(237)	(33,665)	(5,990)	(63,843)
Net realized investment gains	1,480	12,341	72,101	17,347
Change in fair value of credit derivatives:
Realized gains and other settlements	4,442	3,625	13,713	17,001
Unrealized (losses) gains	(26,464)	24,518	(22,932)	31,031
Net change in fair value of credit derivatives	(22,022)	28,143	(9,219)	48,032
Derivative products	(11,863)	(20,458)	(125,004)	(280,824)
Net realized gains (losses) on extinguishment of debt	165	-	(177,580)	3,119
Other income (loss)	5,536	(7,023)	106,098	25,535
Income (loss) on variable interest entities	884	(265,604)	27,777	(214,368)
Total revenues before expenses and reorganization items	170,352	(81,431)	685,689	295,764
Expenses:
Losses and loss expenses	(36,716)	803,648	683,630	1,859,455
Underwriting and operating expenses	35,581	35,445	139,029	141,305
Interest expense	23,358	33,088	112,320	128,092
Total expenses before reorganization items	22,223	872,181	934,979	2,128,852
Pre-tax income (loss) from continuing operations before reorganization items	148,129	(953,612)	(249,290)	(1,833,088)
Reorganization items	2,735	10,067	7,215	49,861
Pre-tax income (loss) from continuing operations	145,394	(963,679)	(256,505)	(1,882,949)
Provision (benefit) for income taxes	2,093	(481)	2,849	77,422
Net gain (loss)	143,301	(963,198)	(259,354)	(1,960,371)
Less: net (loss) gain attributable to noncontrolling interest	(275)	15	(2,676)	60
Net income (loss) attributable to common shareholders	$143,576	($963,213)	($256,678)	($1,960,431)
Net income (loss) per share attributable to Ambac Financial Group, Inc. common shareholders	$0.47	($3.18)	($0.85)	($6.48)
Net income (loss) per diluted share attributable to Ambac Financial Group, Inc. common shareholders	$0.47	($3.18)	($0.85)	($6.48)
Weighted average number of common shares outstanding:
Basic	302,579,981	302,467,253	302,468,867	302,439,299
Diluted	302,469,966	302,467,253	302,468,867	302,439,299

Contact Information:

Ambac Financial Group, Inc

Michael Fitzgerald

(212) 208-3222

mfitzgerald@ambac.com